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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------

                                 SCHEDULE 14D-1

              TENDER OFFER STATEMENT PURSUANT TO SECTION 14(D)(1)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 1)

                            ------------------------

                               CORDIS CORPORATION
                           (Name of Subject Company)

                               JOHNSON & JOHNSON
                             JNJ ACQUISITION CORP.
                                   (Bidders)

                    COMMON STOCK, PAR VALUE $1.00 PER SHARE
                       (INCLUDING THE ASSOCIATED RIGHTS)
                         (Title of Class of Securities)

                                    21852510
                     (CUSIP Number of Class of Securities)

                            ------------------------

                             JOSEPH S. ORBAN, ESQ.
                               JOHNSON & JOHNSON
                          ONE JOHNSON & JOHNSON PLAZA
                        NEW BRUNSWICK, NEW JERSEY 08933
                                 (908) 524-2488
          (Name, Address and Telephone Number of Persons authorized to
            Receive Notices and Communications on Behalf of Bidders)

                            ------------------------

                                    COPY TO:

                            ROBERT A. KINDLER, ESQ.
                            CRAVATH, SWAINE & MOORE
                                WORLDWIDE PLAZA
                               825 EIGHTH AVENUE
                            NEW YORK, NEW YORK 10019
                                 (212) 474-1000

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                       Exhibit Index's located on Page 4
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     JNJ Acquisition Corp. and Johnson & Johnson hereby amend their Tender Offer
Statement on Schedule 14D-1 (the "Statement"), originally filed on October 19, 1995, with respect to JNJ Acquisition Corp.'s offer to purchase all outstanding shares of Common Stock, par value $1.00 per share, of Cordis Corporation, a Florida corporation, together with any associated rights, as set forth in this Amendment No. 1. Capitalized terms not defined herein have the meanings assigned thereto in the Statement.

ITEM 10.  ADDITIONAL INFORMATION.

     On October 20, 1995, J&J issued a press release, a copy of which is attached hereto as Exhibit (a)(9) and is incorporated herein by reference.

ITEM 11.  MATERIAL TO BE FILED AS EXHIBITS.

     (a)(9) Press Release, dated October 20, 1995.

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                                   SIGNATURES

     After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: October 19, 1995

                                          JOHNSON & JOHNSON

                                          By: /s/  JAMES T. LENEHAN

                                            ------------------------------------
                                            Name: James T. Lenehan
                                            Title: Member, Executive Committee

                                          JNJ ACQUISITION CORP.

                                          By: /s/  JOSEPH S. ORBAN

                                            ------------------------------------
                                            Name: Joseph S. Orban
                                            Title: President

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                               INDEX TO EXHIBITS

                                                                                      SEQUENTIALLY
  EXHIBIT                                                                               NUMBERED
  NUMBER                                    EXHIBIT                                       PAGE
 ---------  ------------------------------------------------------------------------  ------------
 (a)  (9)   Press Release, dated October 20, 1995. .................................

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